Exhibit 99.1

Bemis Company Announces Agreement with Starboard

Appoints Four New Independent Directors

Guillermo Novo, Marran Ogilvie, George Wurtz, and Robert Yanker Further Strengthen and Diversify Board, Bringing Operational, Finance, and Industry Expertise

Neenah, Wisconsin, March 16, 2018 - Bemis Company, Inc. (NYSE: BMS) (“Bemis” or “the Company”) today announced that it has entered into an agreement with Starboard Value LP (“Starboard”), which currently owns approximately 3.3% of the Company’s outstanding shares, pursuant to which its Board of Directors has appointed Guillermo Novo, Marran H. Ogilvie, George W. Wurtz III, and Robert H. Yanker as new independent directors to the Company’s Board, effective immediately.  The Company also announced that Ronald J. Floto and William L. Mansfield will retire from the Board at the end of their current terms and will not stand for reelection at the 2018 Annual Meeting. Following the 2018 Annual Meeting, the Board will be comprised of 13 directors, 12 of whom will be independent.

In addition, Bemis created a Finance and Strategy Committee of the Board, which will be composed of two incumbent directors, David S. Haffner and Philip G. Weaver, and two new directors, Marran H. Ogilvie and Robert H. Yanker.  The committee will be responsible for reviewing a wide range of topics, including the Company’s financial matters, strategic direction, and potential merger, acquisition, and divestiture opportunities, and make recommendations to the Board regarding such topics.

Timothy M. Manganello, Chairman of the Bemis Board, said, “We are pleased to welcome Guillermo, Marran, George, and Rob as new independent members to the Bemis Board. They each bring relevant experience and perspectives in areas essential to our business, including finance, operational, and industry expertise, and we look forward to benefitting from their insights. The addition of these directors underscores our focus on continuing to evolve the skills represented on the Board to best position the Company for success as we implement and execute on Agility, our comprehensive strategic plan to fix, strengthen, and grow our business. Importantly, Bemis’ solid fourth quarter 2017 results demonstrate that the Company is building momentum on its objectives and taking the right actions to enhance profitability and create value for Bemis shareholders.”

Mr. Manganello continued. “On behalf of the entire Board and management team, I want to thank Ron Floto and Bill Mansfield for their many contributions to Bemis during their tenure. We wish them all the best in their future endeavors.”

Peter Feld, Managing Member at Starboard, said, “We are pleased to have worked constructively with Bemis to reach an agreement to strengthen the Board with new independent directors and to create a new Finance and Strategy Committee of the Board. The appointment of these new directors will bring additional insights and valuable expertise to Bemis as it focuses on profitability and growth. We look forward to continuing to work closely with management and the Board as we pursue our common goal of enhancing shareholder value.”

Under the agreement, Starboard will vote its shares in favor of all of the Board’s nominees and support all Board recommended proposals at the Company’s 2018 Annual Meeting of Shareholders, among other things.  This agreement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

About Guillermo Novo

Mr. Novo currently serves as President, Chief Executive Officer, and a member of the Board of Versum Materials, a leading global electronic materials supplier to the semiconductor industry. In this role, Mr. Novo has focused on setting the strategic direction of the company and meeting shareholder commitments. Mr. Novo was appointed CEO after helping lead Versum’s spin-off from Air Products in October 2016. Previously, he served as Executive Vice President, Materials Technologies of Air Products since October 2014. He joined Air Products in 2012 as Senior Vice President Electronics, Performance Materials, Strategy and Technology. Prior to joining Air Products, Mr. Novo served as Group Vice President, Coating Chemicals, for Dow Chemical Company.

About Marran H. Ogilvie

Ms. Ogilvie was a member of Ramius, LLC, an alternative investment management firm, where she served in various capacities from 1994 to 2009 before the firm’s merger with Cowen Group, including as Chief Operating Officer and General Counsel. Following the merger, Ms. Ogilvie served as Chief of Staff at Cowen Group, Inc. until 2010. She currently serves as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration. She also serves as a director of Evolution Petroleum, a developer and producer of oil and gas reserves, Ferro Corporation, a supplier of functional coatings and color solutions, Four Corners Property Trust, a REIT for which she chairs the Audit Committee, and LSB Industries, Inc. a manufacturing company.  Ms. Ogilvie previously served as a Director for Southwest Bancorp, a regional commercial bank, Zais Financial Corp., a REIT, Seventy Seven Energy Inc., an oil field services company, and the Korea Fund, an investment company.

About George W. Wurtz III

Mr. Wurtz currently serves as the President and Chief Executive Officer of George Wurtz & Associates LLC, a boutique consulting firm that provides hands-on support and experienced counsel to corporate clients for their marketing, operational, strategic sourcing, or financial challenges. Mr. Wurtz co-founded Soundview Paper Company, a manufacturer and distributor of finished paper products, where he previously served as Chairman of the Board of Directors and Chief Executive Officer. Prior to Soundview, Mr. Wurtz was the Chief Executive Officer and President of WinCup, Inc., a leading manufacturer and distributor of a broad line of disposable foodservice products and Executive Vice President of Georgia- Pacific Corporation, a then publicly traded leading maker of tissue, pulp, paper, packaging, building products, and related chemicals, and James River Corporation, an American pulp and paper company. He currently serves as a director of Appvion, Inc., a producer of thermal, carbonless, security, and other specialty coated papers, Mohawk Fine Papers, Inc., a paper manufacturing company, and

Urbanspace, a commercial real estate and restaurant business out of New York City. He also serves as Chairman of the State University of New York at Oswego Engineering Advisory Board.

About Robert H. Yanker

Mr. Yanker currently serves as Director Emeritus at McKinsey & Company, a worldwide management consulting firm. Mr. Yanker served at McKinsey for 27 years, from 1986 to 2013, where he worked with a variety of clients in the industrial, consumer, and telecommunications sectors on a full range of issues from strategy, portfolio assessment, sales and operations transformation, restructuring, and capability building. He currently serves as a director of Aaron’s Inc., a leading omnichannel provider of lease-purchase solutions. He previously served as a director of Wausau Paper Corp., a manufacturer of away-from-home towel and tissue products.

About Bemis Company, Inc.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of flexible and rigid plastic packaging used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, Bemis reported 2017 net sales from continuing operations of $4.0 billion.  Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs approximately 16,500 individuals worldwide.  More information about Bemis is available at our website, www.bemis.com.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and fundamental approach to investing primarily in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

For additional information please contact:

Erin M. Winters

Director of Investor Relations

(920) 527-5288

Bemis Company Inc.